Exhibit 23
                                                                 ----------

                         Consent of Independent Auditors


VIMRx Pharmaceuticals Inc.
Wilmington, Delaware


     We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-03106 and 333-15693) of our report dated March 14, 1997 on the consolidated financial statements of VIMRx Pharmaceuticals Inc. and subsidiaries (the "Company") as at December 31, 1996 and December 31, 1995 and for each of the years in the three-year period then ended and the amounts for such years included in the period December 30, 1986 (inception) to December 31, 1996, included in the Company's 1996 Annual Report on Form 10-K.




/s/ Richard A. Eisner & Company. LLP


New York, New York
March 14, 1997